EX-99(d)(2)

LAZARD ASSET MANAGEMENT LLC

30 Rockefeller Plaza

New York, New York 10112

Effective May 1, 2017

Lazard Retirement Series, Inc.

30 Rockefeller Plaza

New York, New York 10112

Re:          Letter of Agreement

Ladies and Gentlemen:

Lazard Asset Management LLC (“LAM”), intending to be legally bound, hereby confirms its agreement as follows in respect of each of the portfolios (each, a “Portfolio”) of Lazard Retirement Series, Inc. (the “Fund”) set forth on Schedule A hereto:

For the respective periods set forth on Schedule A hereto, if the aggregate direct expenses of a Portfolio, exclusive of taxes, brokerage, interest on borrowings, dividend and interest expenses on securities sold short (Lazard Retirement Fundamental Long/Short Portfolio, Lazard Retirement Enhanced Opportunities Portfolio and Lazard Retirement Capital Allocator Opportunistic Strategies Portfolio only), fees and expenses of “Acquired Funds” (as defined in Form N-1A) and extraordinary expenses, but including the management fee stated in the Management Agreement between LAM and the Fund, on behalf of the Portfolios (the “Investment Management Agreement”), exceed the percentage of the value of the Portfolio’s average daily net assets set forth opposite the Portfolio’s name on Schedule A hereto, the Fund, on behalf of the Portfolio, may deduct from the payment to be made to LAM under the Management Agreement, or LAM will bear, such excess expense.

This Agreement may only be amended by agreement of the Fund and LAM to lower the net amounts shown and will terminate automatically in the event of termination of the Management Agreement.

LAZARD ASSET MANAGEMENT LLC

By:
Gerald Mazzari,
Managing Director

Accepted and Agreed To:

LAZARD RETIREMENT SERIES, INC.,

on behalf of each of the Portfolios

set forth on Schedule A hereto

By:
Christopher Snively,
Chief Financial Officer

SCHEDULE A

	Maximum Total Portfolio Operating Expenses (as a percentage of average daily net assets)

Name of Portfolio	Service Shares	Investor Shares

Until May 1, 2018

Lazard Retirement Capital Allocator Opportunistic Strategies Portfolio	1.27%	1.02%
Lazard Retirement Developing Markets Equity Portfolio	1.55%	1.30%
Lazard Retirement Emerging Markets Equity Advantage Portfolio	1.35%	1.10%
Lazard Retirement Emerging Markets Equity Blend Portfolio	1.55%	1.30%
Lazard Retirement Emerging Markets Equity Portfolio	1.55%	1.30%
Lazard Retirement Emerging Markets Income Portfolio	1.15%	0.90%
Lazard Retirement Enhanced Opportunities Portfolio	1.95%	1.70%
Lazard Retirement Fundamental Long/Short Portfolio	1.95%	1.70%
Lazard Retirement Global Dynamic Multi Asset Portfolio	1.05%	0.90%
Lazard Retirement Global Listed Infrastructure Portfolio	1.55%	1.30%
Lazard Retirement Global Strategic Equity Portfolio	1.35%	1.10%
Lazard Retirement International Equity Advantage Portfolio	1.15%	0.90%
Lazard Retirement International Equity Concentrated Portfolio	1.30%	1.05%
Lazard Retirement International Equity Portfolio	1.10%	0.85%
Lazard Retirement International Equity Select Portfolio	1.30%	1.05%
Lazard Retirement International Small Cap Equity Portfolio	1.38%	1.13%
Lazard Retirement International Strategic Equity Portfolio	1.40%	1.15%
Lazard Retirement Managed Equity Volatility Portfolio	1.00%	0.75%
Lazard Retirement US Equity Concentrated Portfolio	1.20%	0.95%
Lazard Retirement US Small-Mid Cap Equity Portfolio	1.25%	1.00%
Lazard Retirement US Strategic Equity Portfolio	1.00%	0.75%

Until May 1, 2019

Lazard Retirement Real Assets and Pricing Opportunities Portfolio	1.15%	0.90%